                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.)

Filed by the Registrant (x)
Filed by a Party other than the Registrant ( )

Check the appropriate box:

( ) Preliminary Proxy Statement            ( )  Confidential for Use of the
                                                Commission Only (as Permitted
                                                by Rule 14a-6(e)(2))

(x)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Invacare Corporation
                              --------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the Appropriate box):

(x)  No fee required.
( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------

     5)  Total fee Paid:
         -----------------------------------------------------------------

( )  Fee paid previously with preliminary materials.
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
         -----------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------

     3)  Filing Party:
         -----------------------------------------------------------------

     4)  Date Filed:
         -----------------------------------------------------------------

                                One Invacare Way
                                Elyria, OH 44035


                                                                  March 30, 2000
To the Shareholders of

INVACARE CORPORATION:

     This  year's  Annual  Meeting  of  Shareholders  will be held at 10:00 A.M.
(EDT), on Wednesday, May 24, 2000, at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio. We will be reporting on your Company's activities and you will have an opportunity to ask questions about our operations.

     We hope that you are planning to attend the Annual Meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed Proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

     On behalf of the Board of Directors and management of Invacare Corporation, I would like to thank you for your continued support and confidence.

                              Sincerely yours,



                              /S/ A. Malachi Mixon, III
                              ---------------------------
                              A. Malachi Mixon, III
                              Chairman and Chief
                              Executive Officer

                              INVACARE CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 24, 2000

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Invacare Corporation (the "Company") will be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Wednesday, May 24, 2000, at 10:00 A.M. (EDT), for the following purposes:


1. To elect four Directors, to the class whose three-year term of office will expire in 2003;

2. To  approve  and  adopt  an  amendment  to  the  Invacare  Corporation  1994
   Performance Plan to increase the number of Common Shares reserved for issuance thereunder from 3,500,000 to 5,500,000; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     Holders of Common Shares and Class B Common Shares of record as of the close of business on Monday, March 27, 2000 are entitled to receive notice of and vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting. For that reason, we ask that you promptly sign, date and mail the enclosed Proxy card in the return envelope provided. Shareholders who attend the Annual Meeting may revoke their Proxy and vote in person.

                                             By order of the Board of Directors,

                                            /S/ Thomas R. Miklich
                                            -----------------------
                                            Thomas R. Miklich
                                            Secretary


March 30, 2000

                              INVACARE CORPORATION

                                 PROXY STATEMENT

                        Mailed on or About March 30, 2000

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2000



                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Invacare Corporation (hereinafter called "Invacare" or the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 24, 2000 and any adjournments or postponements thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders, which accompanies this Proxy Statement. The expense of soliciting Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. In addition to solicitation of Proxies by mail, solicitation may be made by the Company's Directors, officers or employees, without additional compensation, personally and by telephone, and the Company may pay persons holding shares for others their expenses for sending proxy materials to their principals. No solicitation will be made other than by Directors, officers and employees of the Company.

     Any person giving a Proxy pursuant to this solicitation may revoke it. The General Corporation Law of Ohio provides that, unless otherwise provided in the Proxy, a shareholder, without affecting any vote previously taken, may revoke a Proxy not otherwise revoked by giving notice to the Company in writing or in open meeting. All validly executed Proxies received by the Board of Directors of the Company pursuant to this solicitation will be voted at the Annual Meeting, and the directions contained in such Proxies will be followed in each instance. If no directions are given, the Proxy will be voted "FOR" the election of the four nominees listed in the Proxy.

                                  VOTING RIGHTS

     At the close of business on March 27, 2000, the Company had 28,594,950 Common Shares, without par value ("Common Shares"), and 1,432,599 Class B Common Shares, without par value ("Class B Common Shares"), outstanding and entitled to vote. The holders of the outstanding Common Shares as of March 27, 2000 will be entitled to one vote for each share held by them and the holders of the outstanding Class B Common Shares as of March 27, 2000 will be entitled to ten votes for each share held by them. Except as otherwise provided by the Company's Amended and Restated Articles of Incorporation or required by law, holders of Common Shares and Class B Common Shares will at all times vote on all matters, including the election of Directors and the proposal to amend the Company's 1994 Performance Plan, together as one class. Pursuant to the Company's Amended and Restated Articles of Incorporation, no holder of shares of any class has cumulative voting rights in the election of Directors. Only shareholders of record at the close of business on March 27, 2000 are entitled to notice of and to vote at the Annual Meeting.

               SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

Share ownership of certain beneficial owners. The following table sets forth, as of February 25, 2000, the share ownership of each person or group known by the Company to beneficially own more than 5% of either class of shares of the
Company:

                                                                                    Class B
                                                   Common Shares                 Common Shares
                                                 beneficially owned           beneficially owned*
                                                 ------------------           -------------------
                                                    Number                    Number                   Percentage
Name and business address                             Of                        of                      of total
of beneficial owner                                 Shares      Percentage    shares     Percentage   voting power
---------------------------------------------     ---------     ----------    ------     ----------   ------------
A. Malachi Mixon, III (1)....................     1,157,582        3.9%       703,912      49.1%          17.9%
One Invacare Way, Elyria, Ohio 44035

Joseph B. Richey, II (2).....................       791,657        2.7%       376,262      26.3%          10.0%
One Invacare Way, Elyria, Ohio 44035

Invacare Corporation Employees'
Stock Bonus Trust and Plan (3)...............       551,900        1.9%       259,386      18.1%           6.9%
One Invacare Way, Elyria, Ohio 44035

AXA Assurances I.A.R.D. Mutuelle (4)(5)......     1,975,356        6.8%          -           -             4.3%
21, rue de Chateaudun 75009 Paris France

Lazard Freres & Co. LLC (4)(6)...............     1,784,045        6.1%          -           -             3.9%

Neuberger Berman, Inc. (4)(7)................     1,459,300        5.1%          -           -             3.2%


*    Pursuant to the Company's  Amended and Restated  Articles of Incorporation,
     (i) all holders of Class B Common Shares are entitled to convert any or all of their Class B Common Shares to Common Shares at any time, on a share-for-share basis, and (ii) the Company may not issue any additional Class B Common Shares unless such issuance is in connection with share dividends on, or share splits of, Class B Common Shares.

(1) Mr. Mixon is Chairman of the Board of Directors and Chief Executive Officer of the Company. The Common Shares beneficially owned by Mr. Mixon include 648,771 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 25, 2000. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by Mr. Mixon and his percentage of total voting power, the Common Shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding. The number of shares shown as beneficially owned by Mr. Mixon also includes 14,966 Common Shares held in the name of Roundwood Capital L.L.P., which represent his ownership interest in Roundwood Capital L.L.P. The number of shares shown as beneficially owned by Mr. Mixon does not include 317,614 Common Shares which have been transferred into two family trusts. The number of shares shown as beneficially owned by Mr. Mixon also does not include 188,532 Common Shares which have been transferred into two trusts for the benefit of his two adult children. Mr. Mixon disclaims beneficial ownership of such shares.

(2) Mr. Richey is President-Invacare Technologies and Senior Vice President-Total Quality Management and is a Director of the Company. The Common Shares beneficially owned by Mr. Richey include 265,540 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 25, 2000. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by Mr. Richey and his percentage of total voting power, the Common Shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding.

(3) The Invacare Corporation Stock Bonus Trust and Plan is an employee benefit plan established and operated as a trust for the benefit of the Company's employees. The Charles Schwab Trust Company is the trustee of the Invacare Corporation Stock Bonus Plan, with Invacare Corporation as Administrator of the Plan. As such, the shares held by the Plan are voted at the Company's direction.

(4) The number of Common Shares beneficially owned is based upon a Schedule 13G filed to reflect share ownership as of December 31, 1999.

                                       3
(5) The Schedule 13G was filed by the Equitable Companies Incorporated (Equitable Companies); AXA, which beneficially owns a majority interest in Equitable Companies; and the Mutuelles AXA, as a group which beneficially owns a majority interest in AXA. The Common Shares reported are held by Equitable Companies acting as a parent holding company with respect to the holdings by its following subsidiaries: Alliance Capital Management L.P., an Investment Adviser, has sole voting power with respect to 848,453 shares and shared voting power with respect to 187,279 of the 1,270,290 Common Shares held, and sole dispositive power with respect to all 1,270,290 of the Common Shares held. AXA Rosenberg (U.S.), a holding company, has sole voting power with respect to all 1,500 of the Common Shares held, and shared dispositive power with respect to all 1,500 of the Common Shares held. Donaldson, Lufkin & Jenrette Securities Corporation, an Investment Adviser and Broker-Dealer, has sole dispositive power with respect to 5,351 shares and shared dispositive power with respect to 67,633 of the 72,984 Common Shares held. Wood, Struthers & Winthrop Management Corp.,an Investment Adviser, has sole voting power with respect to 496,381 shares and shared voting power with respect to 59,400 shares of the 630,582 Common Shares held and sole dispositive power with respect to all 630,582 Common Shares held.

(6) The Schedule 13G was filed by Lazard Freres & Co. Inc. which has sole voting power with respect to 1,421,605 shares of the 1,784,045 Common Shares held, and sole dispositive power with respect to all 1,784,045 of the Common Shares held.

(7) The Schedule 13G was filed by Neuberger Berman, Inc. which has sole voting powerwith respect to 1,165,700 shares of the 1,459,300 Common Shares held, and shared dispositive power with respect to all 1,459,300 of the Common Shares held.

Share ownership of management. The following table sets forth, as of February 25, 2000, the share ownership of all Directors, each of the Named Executive Officers (as defined below) and of all Directors and executive officers as a group:

                                                                            Class B
                                             Common Shares               Common Shares
                                           beneficially owned         beneficially owned**
                                           ------------------         --------------------
                                                                                                    Percentage
                                             Number                     Number                       of total
 Name of beneficial owner                  of shares    Percentage    of shares    Percentage      voting power
 ------------------------                  ---------    ----------    ---------    ----------      ------------
 Gerald B. Blouch(4).................         340,665        1.2%          -            -                 *
 James C. Boland (4).................           5,953         *            -            -                 *
 Frank B. Carr (4)...................          99,377         *            -            -                 *
 Michael F. Delaney (4)..............          11,250         *            -            -                 *
 Whitney Evans (4)...................          40,470         *            -            -                 *
 Bernadine P. Healy (4)..............          13,613         *            -            -                 *
 Thomas R. Miklich (4)...............         132,225         *            -            -                 *
 A. Malachi Mixon, III (1)...........       1,157,582        3.9%       703,912       49.1%             17.9%
 Dan T. Moore, III (4)...............         443,924        1.5%          -            -                1.0%
 E. P. Nalley (3)(4).................         138,493         *            -            -                 *
 Joseph B. Richey, II (2)............         791,657        2.7%       376,262       26.3%             10.0%
 Louis F.J. Slangen (4)..............         167,285         *            -            -                 *
 William M. Weber (4)................         140,331         *            -            -                 *
 All executive officers and Directors
 as a group(19 persons) (4)..........       3,776,898       12.2%     1,083,456       75.6%             31.9%

*    Less than 1%.
**   Pursuant to the Company's  Amended and Restated  Articles of Incorporation,
     (i) all holders of Class B Common Shares are entitled to convert any or all of their Class B Common Shares to Common Shares at any time, on a share-for-share basis, and (ii) the Company may not issue any additional Class B Common Shares unless such issuance is in connection with share dividends on, or share splits of, Class B Common Shares.

(1)  See Footnote 1 to the preceding table.

(2)  See Footnote 2 to the preceding table.

(3) Mr. Nalley is a Director of the Company. All of the Common Shares listed as beneficially owned by Mr. Nalley are owned by trusts for the benefit of Mr. Nalley.

(4) The Common Shares beneficially owned by the Company's executive officers and Directors as a group include an aggregate of 1,761,294 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 25, 2000. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by the Company's executive officers and Directors as a group and their percentage of total voting power, Common Shares which they had the right to acquire during said period by exercise of stock options are deemed to be outstanding. The number of Common Shares that may be acquired during such period by the exercise of stock options for the noted individuals is as follows: Mr. Blouch, 318,665 shares; Mr. Boland, 4,953 shares; Mr. Carr, 2,917 shares; Mr. Delaney, 250 shares; Mr. Evans, 1,303 shares; Mrs. Healy, 8,613 shares; Mr. Miklich, 127,825 shares; Mr. Moore, 250 shares; Mr. Nalley, 2,917 shares; Mr. Slangen, 142,365 shares; and Mr. Weber, 250 shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act")requires the Company's executive officers and Directors and persons who own 10% or more of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"). Executive officers, Directors and beneficial holders of more than 10% of the Company's Common Shares are required by the Commission regulations to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

     Based solely upon the Company's review of the copies of such forms it has received, the Company believes that all of its executive officers, Directors and beneficial holders of more than 10% of the Company's Common Shares complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1999, except that (i) the sale by Whitney C. Evans of 2,000 Common Shares on January 29, 1999 was reported on a Form 4, dated March 9, 1999 and (ii) the sales by M. Louis Tabickman of 10,000 Common Shares and 1,741 Common Shares on March 2, 1999 and March 4, 1999, respectively, were each reported on a Form 5, dated February 11, 2000.

                              ELECTION OF DIRECTORS

     Under the Company's Code of Regulations, as amended, the authorized number of Directors of the Company shall be not less than five, nor more than fifteen. The members of the Company's Board of Directors are divided into three classes with a term of office of three years, with the term of one class expiring each year. The size of the Board is currently fixed at twelve, with one vacancy in the class whose term of office expires in 2001 as a result of the resignation for health reasons of Francis J. Callahan, after many years of service. At the Annual Meeting, four Directors will be elected to serve a three-year term until the Annual Meeting in 2003 or until their successors have been elected and qualified. Under Ohio law and the Company's Amended and Restated Articles of Incorporation, the individuals receiving the greatest number of votes cast at the Annual Meeting will be elected as Directors of the Company. Accordingly, assuming a quorum exists, abstentions and broker non-votes will have no effect on the election of Directors. Holders of shares entitling them to exercise a majority of the voting power of the Company, present in person or by proxy at the Annual Meeting, will constitute a quorum for such meetings.

     The Proxy holders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournments thereof "FOR" the election of the four nominees for Director as named below, unless the shareholder provides instruction by marking the appropriate space on the Proxy, that authority to vote is withheld. Each of the nominees, is presently a Director of the Company and has indicated his willingness to serve as a Director if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than four nominees or for persons other than those named below and any such substitute nominee for any of them.

                                       5
                              Nominees for Election

Name                                 Age   Position with the Company
----                                 ---   -------------------------
James C. Boland(2)                   60    Director
Whitney Evans (2)                    63    Director
E.P. Nalley (4)                      80    Director
William M. Weber (1)(2)              60    Director

                         Directors Continuing in Office

A. Malachi Mixon, III (3)(4)(6)      59    Chairman, Chief Executive Officer
                                           and a Director
Frank B. Carr (1)(4)(6)              72    Director
Michael F. Delaney (4)(6)            51    Director
Dr. Bernadine P. Healy (2)(3)(6)     55    Director
Gerald B. Blouch (5)                 53    President, Chief Operating Officer
                                           and a Director
Dan T. Moore, III (1)(3)(5)          60    Director
Joseph B. Richey, II (5)             63    President - Invacare Technologies,
                                           Senior Vice President - Total Quality
                                           Management and a Director
__________
(1) Member of the Audit Committee.         (5) Term as Director expires in 2001.
(2) Member of the Compensation Committee.  (6) Term as Director expires in 2002.
(3) Member of the Nominating Committee.
(4) Member of the Investment Committee.

     James C. Boland was elected as a Director of the Company by the Board of Directors, pursuant to the Company's Amended Code of Regulations, in November
1998. Mr. Boland has served as President and Chief Executive Officer of CAVS/Gund Arena Company (the Cleveland Cavaliers and the Cleveland Rockers professional teams and Gund Arena) since January 1998. Prior to his retirement from Ernst & Young in 1998, Mr. Boland served for 22 years as a partner of Ernst & Young in various roles including Vice Chairman and Regional Managing Partner, as well as a member of the firm's Management Committee from 1988 to 1996, and as Vice Chairman of National Accounts from 1997 to his retirement. Mr. Boland is a Director of The Sherwin-Williams Company, Cleveland, Ohio, a New York Stock Exchange listed company and a manufacturer and distributor of coatings and related products, and is a Trustee of Leadership Cleveland, the Great Lakes Science Center, Bluecoats, Inc. and The 50 Club of Cleveland.

     Whitney Evans has been a Director since 1980. From 1980 to the present, Mr. Evans has been a private investor. From 1998 to the present, Mr Evans has been a Director of Victory Technology, Inc. and is currently Chairman of the Board of Directors. Victory Technology, Inc. is an internet based distance learning company based in Sonoma, Ca. From 1983 to 1997, Mr. Evans was an officer and a Director of Pine Tree Investments, Inc., Cleveland, Ohio, a business and real estate investment firm.

     E. P. Nalley has been a Director since 1983. From 1987 to 1991 when he retired, Mr. Nalley was the Company's Senior Vice President - Sales and Assistant to the President. Mr. Nalley is now a private investor. Mr. Nalley also serves as a Director of Royal Appliance Manufacturing Co., Cleveland, Ohio, a New York Stock Exchange listed manufacturer of vacuum cleaners.

     William M. Weber has been a Director since 1988. In 1994, Mr. Weber became President of Roundcap L.L.C. and a principal of Roundwood Capital L.L.P., a partnership that invests in public and private companies. From 1968 to 1994, Mr. Weber was President of Weber, Wood, Medinger, Inc., Cleveland, Ohio, a commercial real estate brokerage and consulting firm.

     A. Malachi Mixon, III has been Chief Executive Officer since 1979 and Chairman of the Board since 1983. Mr. Mixon has been a Director of the Company since 1979 and also served as President until 1996, when Gerald B. Blouch, the Company's Chief Operating Officer was elected President by the Company's Board of Directors. Mr. Mixon serves as a Director of The Lamson & Sessions Co., Cleveland, Ohio, a New York Stock Exchange listed company and a supplier of engineered thermoplastic products; The Sherwin-Williams Company, Cleveland,
Ohio, a New York Stock Exchange listed company and a manufacturer and distributor of coatings and related products; and NCS HealthCare, Inc., a NASDAQ listed company and a provider of pharmacy services to long term care institutions. Mr. Mixon also serves as Chairman of the Board of Trustees of The Cleveland Clinic Foundation, Cleveland, Ohio, one of the world's leading academic medical centers.

     Frank B. Carr has been a Director since 1982. From 1983 to 1996, Mr. Carr was a Managing Director of McDonald & Company Securities, Inc., Cleveland, Ohio, an investment banking and brokerage firm, and a partner in its predecessor firm (McDonald & Company) since 1968. Mr. Carr also serves as a Director of Preformed Line Products Company, Cleveland, Ohio, a supplier of supports and connectors for electric power and communications lines.

     Michael F. Delaney has been a Director since 1986. From 1983 to the present, Mr. Delaney has been the Associate Director of Development of the Paralyzed Veterans of America, Washington, D.C.

     Dr. Bernadine P. Healy has been a Director since 1996. Dr. Healy has been President and CEO, American Red Cross since September 1999. From 1995 to August 1999, Dr. Healy served as the Dean and Professor of Medicine of the College of Medicine and Public Health of The Ohio State University, Columbus, Ohio. From 1994 to 1995, Dr. Healy served as Director of Health and Science Policy at The Cleveland Clinic Foundation, Cleveland, Ohio; and from 1991 to 1993, she served as Director of the National Institutes of Health in Bethesda, Maryland. From 1985 to 1991, Dr. Healy served as the Chairman of the Research Institute of The Cleveland Clinic Foundation, Cleveland, Ohio. Dr. Healy is a Trustee of the Battelle Memorial Institute in Columbus, Ohio. Dr. Healy also serves as a Director of Medtronic, Inc., a New York Stock Exchange listed company and producer of cardiac pacemakers; National City Corporation, Cleveland, Ohio, a New York Stock Exchange listed company and a bank holding company; and Ashland, Inc., Covington, Kentucky also a New York Stock Exchange listed company in oil and gas operations. Dr. Healy has been a Medical Contributor for CBS News.

     Gerald B. Blouch has been President and a Director of the Company since November 1996. Mr. Blouch has been Chief Operating Officer since December 1994 and Chairman-Invacare International since December 1993. Previously Mr. Blouch was President-Homecare Division from March 1994 to December 1994 and Senior Vice President-Homecare Division from September 1992 to March 1994. Mr. Blouch served as Chief Financial Officer of the Company from May 1990 to May 1993 and Treasurer of the Company from March 1991 to May 1993.

     Dan T. Moore, III has been a Director since 1980. Mr. Moore has been the founder and owner of Dan T. Moore Co. since 1979; the principal owner and Chairman of Soundwich, Inc. since 1988, Flow Polymers, Inc. since 1985, Perfect Impression since 1984 and Advanced Ceramics since 1993, all of which are manufacturing companies. He has been a Director of U.S. Enrichment Corporation
(NYSE) since 1998. Mr. Moore is also a Trustee of the Cleveland Clinic Foundation, and is Chairman of Cleveland Clinic Home Care.

     Joseph B. Richey, II has been a Director since 1980 and in 1992 was named President-Invacare Technologies and Senior Vice President-Total Quality Management. Previously Mr. Richey was Senior Vice President-Product Development from 1984 to 1992, Senior Vice President and General Manager-North American Operations from September 1989 to September 1992. Mr. Richey also serves as a Director of Steris Corporation, Cleveland, Ohio, a New York Stock Exchange listed manufacturer and distributor of medical sterilizing equipment, a Director of Royal Appliance Manufacturing Co., Cleveland, Ohio, a New York Stock Exchange listed manufacturer of vacuum cleaners, a Director of Unique Mobility Inc., Golden, Colorado, an American Stock Exchange listed engineering concern and manufacturer of high efficiency permanent magnet motors and electronic controls, and Chairman of the Board of Directors of NeuroControl Corporation, Cleveland, Ohio, a privately held company, which develops and markets electromedical stimulation systems restoring function to paralyzed limbs and muscles.

                                       7
     INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during the fiscal year ended December 31, 1999. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and an Investment Committee. The Audit Committee reviews the activities of the Company's independent and internal auditors and various company policies and practices. The Audit Committee met twice during the last fiscal year. The Compensation Committee approves the grant of stock options and reviews and determines the compensation of certain key executives. The Compensation Committee met one time during the last fiscal year. The Nominating Committee recommends candidates for election as Directors of the Company and will consider all qualified nominees recommended by shareholders. Such recommendations should be sent to Bernadine P. Healy, Chairman of the Nominating Committee, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, Ohio 44036-2125. The Nominating Committee met one time during the last fiscal year. The Investment Committee, which met twice during 1999, monitors the status of investments by the Company's Profit Sharing Plan and investments made by the Company's captive insurance subsidiary. During the last fiscal year, each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he or she served as a Director and (ii) the total number of meetings held by Committees of the Board on which he or she served.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing the Company's existing and proposed executive compensation plans and making determinations regarding the contents of these plans and the awards to be made thereunder. The current members of the Committee are James C. Boland (Chairman), Whitney Evans, Jr., Dr. Bernadine P. Healy and William M. Weber, all of whom are non-employee Directors of the Company.

     Set forth below is a discussion of the Company's compensation philosophy, together with a discussion of the factors considered by the Committee in determining the 1999 compensation of the Company's executive officers named in this Proxy Statement.

     The Committee has determined, as a performance-driven business, that the Company should reward outstanding financial results with commensurate compensation. The Committee's strategy for carrying out this philosophy is to link both annual and long-term executive compensation with the Company's financial and operating performance. The Committee also recognizes the importance of maintaining compensation at competitive levels in order to attract and retain talented executives.

     In order to gauge the competitiveness of the Company's executive compensation levels, the Committee receives market data from an independent consulting firm regarding executive compensation paid by other companies having similar annual revenues, as well as larger employers with which the Company must compete for talent ("Comparable Employers"). The Committee relies on its independent consultant to identify a representative group of potentially competitive  employers.  In determining the group of Comparable  Employers,  the independent consultant assembled market data on companies having similar projected revenues, with particular emphasis on durable goods manufacturers. In addition, larger employers are surveyed as the Committee believes they are also significant competitors for executive talent. Thus, the Committee and its independent consultant believe the Company's most direct competitors for executive talent are not necessarily the companies that would be included in the peer group established to compare shareholder returns. Accordingly, the Comparable Employers are not necessarily the same as the peer group utilized in the Comparison of Five-Year Cumulative Total Return graph included in this Proxy Statement.

                                       8
     The Committee also utilizes recommendations from the consulting firm on various facets of the Company's executive compensation program. In general, base salaries are established at market median levels for comparable positions but an opportunity for significantly higher compensation is provided through annual cash bonuses. These opportunities are dependent upon material year-to-year improvement in earnings before income tax. In addition, long-term compensation is awarded exclusively in the form of stock options in order to provide key executives with significant financial benefits, to the extent that shareholder value is similarly enhanced.

     Annual Base Salary. Because the Company has determined to link overall compensation with financial performance, the base salary ranges for its executives are targeted on an annual basis at approximately the 50th percentile of ranges established by Comparable Employers for executives having similar responsibilities. The Committee receives annual survey information from the independent consultant and also reviews annual recommendations from the Chief Executive Officer ("CEO") in order to establish appropriate salary levels for each of the executive officers (other than the CEO). The Committee takes into account whether each executive met key objectives in both financial and operating categories, as well as potential future contributions. A determination is also made as to whether the base salary provides an appropriate reward and incentive for the executive to sustain and enhance the Company's long-term superior performance. Important financial performance objectives (some of which may not be applicable to all executives) include net sales, income from operations, cost controls, earnings before income tax and return on assets. Operating objectives vary for each executive and may change from year-to-year. Financial and operating objectives are considered subjectively in the aggregate and are not specifically weighted in assessing performance. Increases in 1999 base salaries were based on the subjective judgment of the Committee taking into account the CEO's input regarding each executive's achievement of applicable 1998 operating and financial objectives and the targeted salary ranges as determined by the market study received from the independent consultant. Resulting base salaries for the Company's executives (including the CEO) were at or near the targeted range.

     In determining the CEO's base salary for 1999, the Committee took into account the survey results regarding a 50th percentile salary range of chief executive officers at Comparable Employers and larger employers who may be competing for executive talent, as well as the financial performance objectives described above. The Committee noted that key acquisition activity occurred in the United States, Europe, and Australia, from 1996 through 1998 under the CEO's leadership. These acquisitions allowed the Company to grow market share and extend current product lines, complement existing businesses, utilize its distribution strength and expand its geographic presence. The CEO is the leading industry spokesperson on behalf of the home medical equipment industry, putting Invacare in a position to help shape public policy instead of being forced to react to change in policy. Substantial progress was also made in meeting the Company's long-term strategic objectives that are set by management and reviewed by the Board each year. It is the Committee's opinion that these objectives are a key to the ongoing success of the Company. They also reflect the CEO's strong understanding of the industry and what is required to continue to sustain superior financial and operating performance. The Committee also believes that the CEO has instituted actions that keep the Company's strategic direction in line with the ever-changing marketplace in which the Company operates. This includes his leadership role in identifying strategic initiatives that need to be accelerated to keep the Company competitive and recognizing the costs and benefits associated with these initiatives.

     Annual  Cash  Bonus.   Consistent   with  its  philosophy   that  executive
compensation should be linked with the Company's financial performance, the Committee has determined that annual total cash compensation (salary plus bonus) should be targeted at the 75th market percentile of Comparable Employers when the Company meets commensurately challenging financial goals, as previously outlined, in addition to subjective factors as the Committee deems appropriate.

                                       9
     With the assistance of the independent consultant, the Committee has determined (and annually reviews) the appropriate bonus targets for each executive officer (as a percentage of his or her salary) so that annual total cash compensation for such executive officer will reach the 75th market percentile if targeted earnings before income tax objectives are achieved, but with unlimited potential. During this process, the Committee may also determine that an executive's performance (taking into account the same factors discussed above with respect to base salary) and level of responsibilities warrant a change in the bonus target percentage from the market norm.

     Each year, the Committee considers the recommendation from the CEO regarding the appropriate target for that year's earnings before income tax at which target bonuses will be earned. Under normal conditions, no bonuses are payable if earnings before income tax and unusual or non-recurring charges does not improve over the prior year and bonuses increase on a linear basis if earnings before income tax exceeds the targeted level. Targeted earnings before income tax and unusual items is generally set at a level which the Committee believes is challenging but achievable.

     The CEO's annual cash bonus was targeted to approximate the 75th percentile of total cash compensation paid to chief executive officers by Comparable Employers if the Company's earnings before income tax objective set by the Committee is achieved. In determining the level of total cash compensation to be targeted for the CEO in 1999, the Committee took into account the same factors and events described above under the Annual Base Salary. Actual earnings before income tax improved over 1998 levels before the effect of the non-recurring and unusual charge taken in 1999. The total cash compensation paid for 1999, including bonus, was slightly below the targeted 75th market percentile as determined by the Committee as the results did not meet the targeted level set at the beginning of the year.

     Survey data from the independent consultant indicates that the Company's annual executive bonuses as a percent of net income at target levels remain competitive with Comparable Employers.

     Long-Term Compensation Program. The Company's long-term compensation plan is based exclusively on the award of stock options. Total long-term compensation is targeted at approximately the 75th percentile for long-term compensation by Comparable Employers but with unlimited potential. Stock options generally are issued as non-qualified options under the Invacare Corporation 1994 Performance Plan, are granted at market price, vest in accordance with a schedule established by the Committee and expire after ten (10) years.

     Each year, the Committee determines the appropriate percentage of each executive's salary which should be targeted as long-term compensation. The targeted percentage of salary and the number of options proposed for each executive officer may also be affected by the factors previously described in establishing base salaries. The number of options granted to each executive officer is determined based upon the previously agreed upon target level for long-term compensation and upon the projected value of options as reflected by a valuation formula recommended by the independent consultant. The number of options granted to each executive in 1999 was based on the subjective judgment of the Committee, taking into account the CEO's comments regarding the executive's achievement of the applicable 1998 operating and financial objectives (as described above under Annual Base Salary) and the targeted range for long-term compensation. No particular weight was assigned to any one operating or financial objective. Outstanding options held by an executive

                                       10
officer are generally not considered when the Committee determines the number of new options to be granted. Utilizing the valuation formula recommended by the Company's independent consultant, options granted to the Company's executives (including the CEO) resulted in a value of long-term compensation at or near the targeted range for each executive.

     The Committee awarded options to the CEO in 1999 based upon the foregoing targets and formula and taking into account the same factors and events utilized in establishing the CEO's base salary for the year.

     The Company historically has made option grants in March of each year with respect to long-term compensation payable with respect to that year, which it did in March of 1999. However, the Committee subsequently determined to make option grants in August or September of each year relating to the long-term compensation payable with respect to the following fiscal year in order that the options will be in place and will have the first annual incremental vesting date occur during the fiscal year for which the long-term compensation is payable. Hence, in order to implement the transition to this new time schedule, the Company made an additional stock option grant in August 1999 to each of the executive officers (including the CEO) and other key employees that relates to fiscal year 2000 compensation.

     Other Matters. The Committee believes that all long-term compensation awarded to key executives in 1999 is "performance-based" and, therefore, will be deductible notwithstanding Section 162(m) of the Internal Revenue Code of 1986. However, the Committee has not adopted a policy with respect to whether all future long-term or other compensation will satisfy the requirements of Section 162(m). The Committee intends to make a determination with respect to this issue on an annual basis.

                                      The Compensation Committee of the
                                      Board of Directors of Invacare Corporation

                                      James  C. Boland, Chairman
                                      Whitney Evans
                                      Dr. Bernadine P. Healy
                                      William M. Weber

                      SHAREHOLDER RETURN PERFORMANCE GRAPHS

     The following graph compares the yearly cumulative total return on the Company's Common Shares against the yearly cumulative total return of the companies listed on the Standard & Poor's 500 Stock Index, the Russell 2000 Stock Index and a Peer Group of companies selected on a line-of-business basis.


                    1994     1995      1996      1997      1998      1999
                    ----     ----      ----      ----      ----      ----
Invacare             100      148       161       128       141       118
S&P 500              100      134       161       211       268       320
Russell 2000         100      126       145       175       169       202
Peer Group           100       68        67        76        56        23

     * Sunrise Medical Inc.(SMD); Everest & Jennings International Ltd. (EJ), which was acquired by Graham-Field Health Products, Inc. (GFI) in the fourth quarter of 1996. Everest & Jennings International Ltd. shareholders received .35 common shares of Graham-Field Health Products, Inc. for each Everest & Jennings International Ltd. common share owned. For purposes of the above graph, the return for Everest & Jennings International Ltd. within the peer group for the period November 27, 1996 to December 31, 1998 was calculated with the return of Graham-Field Health Products, Inc. at the conversion rate noted above.

The above graph assumes $100 invested on December 31, 1994 in the Common Shares of Invacare Corporation, S&P 500 Index, Russell 2000 Index and the respective Line-of-Business Peer Group, including reinvestment of dividends, through December 31, 1999.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The table below shows information for the three years ended December 31, 1999 concerning the annual and long-term compensation for services in all capacities to the Company of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for the year ended December 31, 1999.

                                             SUMMARY COMPENSATION TABLE
 --------------------------------------------------------------------------------------------------------------------
                                                                                      Long-Term
                                                  Annual Compensation                Compensation
                                  ---------------------------------------------- --------------------- -------------
                                                                      Other                               All Other
                                                                      Annual        Securities             Compen-
            Name and                          Salary       Bonus     Compen-        Underlying             sation (1)
       Principal Position           Year      ($)          ($)      sation ($)      Options (#)              ($)
 -------------------------------- ------- ------------ ------------ ------------ --------------------- --------------
 A. Malachi Mixon, III              1999      700,000      525,000       -            326,100 (2)             82,969
      Chairman and Chief            1998      635,000      594,400       -            120,750                 76,225
      Executive Officer             1997      605,050      455,000       -            127,600                 76,741

 Gerald B. Blouch                   1999      430,000      306,590       -            139,000 (2)            152,481
      President and                 1998      392,000      367,000       -             57,600                131,135
      Chief Operating Officer       1997      370,000      245,000       -             70,000                102,116

 Joseph B. Richey, II               1999      310,000      174,530       -             47,100 (2)             77,752
      President-Invacare            1998      296,000      219,000       -             17,900                 70,961
      Technologies and Senior       1997      285,000      176,000       -             41,000                 82,529
      Vice President-Total
      Quality Management

 Thomas R. Miklich,                 1999      310,000      221,030       -            100,100 (2)             76,302
     Chief Financial Officer,       1998      281,000      263,000       -             41,300                 76,597
     General Counsel                1997      265,000      159,000       -             50,000                 58,773
     and Corporate Secretary

 Louis F.J. Slangen                 1999      250,000      117,250       -             45,800 (2)             70,412
      Senior Vice President -       1998      239,000      147,000       -             18,600                 67,165
      Sales & Marketing             1998      230,000      116,000       -             20,500                 57,555
 --------------------------------------------------------------------------------------------------------------------

(1) The amounts disclosed in this column include: (a) Company contributions in the amount of $3,200 for each of Messrs. Mixon, Blouch, Richey, Miklich and Slangen under the Company's 401(k) plan, a defined contribution plan; (b) Company contributions in the amounts of $25,890, $8,183, $10,580 and $5,000 for Messrs. Mixon, Blouch, Richey and Slangen, respectively, under the Company's 401(k) Plus Benefit Equalization Plan, a defined contribution plan; (c) Company contributions in the amounts of $6,400, for each of Messrs. Mixon, Blouch, Richey, Miklich and Slangen, under the Company's Profit Sharing Plan, a defined contribution plan; (d) Company contributions in the amounts of $36,563, $19,080, $11,921, $10,828 and $7,800 for Messrs.
     Mixon, Blouch, Richey, Miklich and Slangen, respectively, under the Company's Profit Sharing Benefit Equalization Plan, a defined contribution plan; (e) the payment of premiums on group term life insurance policies of $3,186, $2,417, $3,559, $1,616 and $1,057 for Messrs. Mixon, Blouch,
     Richey, Miklich and Slangen, respectively; (f) the dollar value of compensatory split-dollar life insurance benefits, under the Company's Executive Life Insurance Plan, in the amounts of $104,754, $40,064, $49,830 and $43,718 for Messrs. Blouch, Richey, Miklich and Slangen, respectively (Mr. Mixon is not covered by a split-dollar life insurance benefit); (g) payments by the Company, related to premiums under the Company's Executive Disability Income Plan, in the amounts of $8,447, $2,028, $4,428 and $3,237 for Messrs. Blouch, Richey, Miklich and Slangen, respectively (Mr. Mixon does not participate in the Company's Executive Disability Income Plan) and
     (h) payment by the Company for the premium of a disability insurance policy for Mr. Mixon in 1999 amounting to $7,730.

(2) As described under "Compensation Committee Report on Executive Compensation," the Company made two sets of stock option grants in 1999: one in March of 1999 that related to 1999 long-term compensation, and one in August of 1999 that related to 2000 long-term compensation, both of which have been aggregated for purposes of the above Table.

                            COMPENSATION OF DIRECTORS

     The Company paid all Directors who were not employees ("Non-employee Directors") a $18,500 annual retainer plus $2,000 per Board meeting attended. Further, Non-employee Directors are eligible to defer compensation payable by the Company for their services as a Director pursuant to the Invacare Corporation 1994 Performance Plan. Messrs. Boland, Callahan, Carr, Evans, Healy and Nalley elected to defer $13,250, $13,250, $14,250, $5,625, $13,250 and
$14,250 respectively of their 1999 compensation and were issued stock options at a 25% discount in accordance with the Plan. In addition, the Non-employee Directors were eligible for a bonus of $4,000 based on profit objectives for 1999 and a greater amount if the objectives were exceeded. Based on 1999 operating results, each of the Non-employee Directors have been paid $3,000 as the Company's profit (excluding the non-recurring unusual charge) improved over 1998, but the target level at the beginning of the year was not achieved. For 2000, the Non-employee Directors are eligible to receive a bonus of $4,000, if certain profit objectives are met. The bonus amount can be increased if those objectives are exceeded.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows, as to the Named Executive Officers, the stock options granted in 1999 under the Invacare Corporation 1994 Performance Plan. As described under "Compensation Committee Report on Executive Compensation," the Company made two sets of stock option grants in 1999: one in March of 1999 that related to 1999 long-term compensation, and one in August of 1999 that related to 2000 long-term compensation, both of which are set forth in the table below:

--------------------------------------------------------------------------------
                                Individual Grants
--------------------------------------------------------------------------------
                               Number       % of
                                of          Total
                             Securities     Options      Exercise
                             Underlying    Granted to     Price                        Potential Realizable Value
                               Options      Employees      (3)                          at Assumed Annual Rates
                             Granted (2)    in Fiscal    ($ per      Expiration       of Share Price Appreciation
          Name                   (#)          Year        Share)        Date              for Option Term (1)
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                                                          5% ($)               10%($)
------------------------------------------------------------------------------------------------------------------------
A. Malachi Mixon, III          149,500         24.2%       23.69        3/1/09          2,227,000             5,644,000
                               176,600                     18.69       8/31/09          2,075,000             5,260,000
Gerald B. Blouch                63,700         10.3%       23.69        3/1/09            949,000             2,405,000
                                75,300                     18.69       8/31/09            885,000             2,243,000
Joseph B. Richey, II            21,600         3.5%        23.69        3/1/09            322,000               815,000
                                25,500                     18.69       8/31/09            300,000               759,000
Thomas R. Miklich               45,900         7.4%        23.69        3/1/09            684,000             1,733,000
                                54,200                     18.69       8/31/09            637,000             1,614,000
Louis F.J. Slangen              21,800         3.4%        23.69        3/1/09            325,000               823,000
                                24,000                     18.69       8/31/09            282,000               715,000

All Shareholders (4)             N/A           N/A          N/A          N/A          797,800,000         1,996,300,000
-------------------------- ---------------- ------------ ----------- ------------- ---------------- --------------------

(1) Potential Realizable Value is based on assumed annual growth rates for the term of the option. The assumed rates of 5% and 10% are set by the Securities and Exchange Commission and are not intended to be a forecast of the Company's Common Share price. There is no assurance that the value realized will be at or near the value estimated in the Potential Realizable Value applied to value the stock options. Actual gains, if any, on stock options exercised are dependent on the actual performance of the stock.

(2)  Options become exercisable on March 31 (with respect to the grants in March
     1999) and September 30 (with respect to the grants in August 1999), over four years at a rate of 25% per year, commencing in 2000.

(3) The exercise price is equal to the fair market value of the Company's Common Shares on the date of grant.

(4) The potential gain realizable by all shareholders (based on 28,526,362 Common Shares and 1,432,599 Class B Common Shares as of March 1, 1999 and 28,538,685 Commons Shares and 1,432,599 Class B Common Shares as of August 31, 1999 outstanding, at the fair market value exercise prices of $23.69 and $18.69 per share as of the grant dates of March 1 and August 31, 1999, respectively) at 5% and 10% assumed annual rates over a term of 10 years is provided as a comparison to the potential gain realizable by the Named Executive Officers at the same assumed annual rates of appreciation in share value over the same 10-year term. The value of a Common Share would appreciate to approximately $39.00 and $61.00 per share for the 3/1/99 grants and $30.00 and $48.00 per share for the 8/31/99 grants at the assumed 5% and 10% annual growth rates, respectively.

     Each of the options issued under the Stock Option Plans includes a provision which provides that the option shall become immediately exercisable (notwithstanding any vesting schedule otherwise contained in the option) upon the commencement of a tender for the Company's Common Shares or at any time within 90 days prior to a dissolution, liquidation or certain mergers or consolidations of the Company. Upon the occurrence of such a merger or consolidation, the option shall be subject to such adjustment or amendment as the Compensation Committee of the Board of Directors deems appropriate and equitable. Under the terms of the Stock Option Plans, the Committee may also grant reload options under such circumstances as it deems appropriate.

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

     The table below shows information with respect to options exercised by, and the value of unexercised options under the Stock Option Plans for, the Named Executive Officers.

    --------------------------------------------------------------------------------------------------------------------

                           Aggregated Option Exercises in 1999 and Option Value at Year-End 1999

    --------------------------------------------------------------------------------------------------------------------
                                                                Number of Securities       Value of Unexercised In-the-
                                 Number of                     Underlying Unexercised            Money Options at
                                   Shares         Value        Options at 12/31/99 (#)            12/31/99 (2)($)
                                Acquired on     Realized    ---------------------------- -------------------------------
           Name                 Exercise (#)     (1) ($)     Exercisable  Unexercisable   Exercisable     Unexercisable
    -------------------------- --------------- ------------ ---------------------------- -------------------------------
    A. Malachi Mixon, III           50,000      1,026,560      529,058     500,712      3,629,579          242,825
    Gerald B. Blouch                 -              -          261,240     226,800      1,795,553          103,537
    Joseph B. Richey, II            36,400        772,361      239,340      87,100      2,186,657           35,063
    Thomas R. Miklich               20,000        206,981       88,125     161,475        164,588           74,525
    Louis F.J. Slangen              26,400        580,800      123,965      73,175        855,119           33,000
    --------------------------- ------------- -------------- ------------ ----------- ---------------- -----------------

(1) Represents the difference between the option exercise price and the closing price of the Common Shares on the NYSE on the date of exercise.

(2) The "Value of Unexercised In-the-Money Options at 12/31/99" is equal to the difference between the option exercise price and the closing price of $20.06 of a Common Share on the NYSE on December 31, 1999.

                                  PENSION PLANS

     The Company has established a Supplemental Executive Retirement Plan for certain executive officers to supplement other savings plans offered by the Company to provide a specific level of replacement compensation for retirement. The annual benefit is a single-life annuity in an amount equal to a portion of final earnings (maximum is 50% at 15 years of service). This annual benefit is reduced by the annual value of the Company contributions to the qualified Profit Sharing Plan, Company contributions to the nonqualified 401(k) Plus and Profit Sharing Equalization Plans, and one-half of the annual Social Security benefit. The plan is a nonqualified plan and therefore the benefits accrued under this plan are subject to the claims of the Company's general creditors in the event of bankruptcy. The benefits will be paid (i) from an irrevocable grantor trust funded from the Company's general funds or (ii) directly by the Company from general funds.

     The following table reflects the estimated annual single-life annuity payment, without reductions for applicable offsets, payable to a participant retiring in 1999 at age 65.


                                  Pension Table

      --------------------------------------------------------------------
                                           Years of Service (2)
                                   ------------ ------------- ------------
          Remuneration (1)               5          10            15
      ---------------------------- ------------ ------------- ------------

                 200,000              33,333       66,667       100,000
                 300,000              50,000      100,000       150,000
                 400,000              66,667      133,333       200,000
                 500,000              83,333      166,667       250,000
                 600,000             100,000      200,000       300,000
                 700,000             116,667      233,333       350,000
                 800,000             133,333      266,667       400,000
                 900,000             150,000      300,000       450,000
               1,000,000             166,667      333,333       500,000
               1,100,000             183,333      366,667       550,000
               1,200,000             200,000      400,000       600,000
      ---------------------------- ------------ ------------- ------------

(1) Remuneration for purposes of calculating pension benefit based on final base salary and target bonus.

(2) The pension benefits represent annual single-life annuity values subject to reduction by applicable offsets (as described above). For purposes of estimating a pension benefit as of December 31, 1999, the current years of service credited for the Named Executive Officers are 19, 15, 15, 15 and 15 years for Messrs. Mixon, Blouch, Richey, Miklich and Slangen, respectively.

          TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Severance Pay Agreements. To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, the Company has entered into severance pay agreements with certain key executives, including each of the Named Executive Officers. In the event there is a Change of Control (as that term is defined in the agreements) of the Company and the employment of the contracting executive terminates under certain conditions described in the agreements at any time during the three year period following a Change of Control of the Company, the executive will receive an agreed upon amount of severance pay.

     For all of the Named Executive Officers, the severance pay agreements provide that upon termination for any reason other than death, Disability, by the Company for Cause or by the executive for other than Good Reason (as such terms are defined in the agreements), the executive will receive, in addition to accrued salary, bonus and vacation pay: (a) a lump sum cash amount equal to three times annual base salary plus the executive's target bonus; (b) continued participation in the Company's employee welfare benefit plans and other benefit arrangements for a period of three years following termination; (c) 401(k), 401(k) Plus, profit sharing and retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had such executive's employment with the Company continued during the three year period following termination; and an additional amount which will offset, on an after-tax basis, the effect of any excise tax which the executive is subject to under Section 4999 of the Code relating to his receipt of "excess parachute payments."

     The salary and other benefits provided by the severance pay agreements will be payable from the Company's general funds. The Company has agreed to indemnify such executives for any legal expense incurred in the enforcement of their rights under the severance pay agreements.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors during 1999 were Whitney Evans, Francis J. Callahan, Jr., Dr. Bernadine P. Healy and William M. Weber.

     During 1996, the Company became an investor in Unique Mobility, Inc., a world leader in the development of high performance DC Motors. Mr. Richey serves on the Unique Mobility board of directors. During 1999, the Company purchased Gearless/Brushless motors from Unique Mobility for approximately $2,000,000.

     During 1999, the Company purchased travel services from a third party private aircraft charter company. One of the aircrafts available to be used by the charter company is owned by Messrs. Mixon, Richey and Callahan. The Company paid approximately $420,000 to the charter company for use of the aircraft owned by Messrs. Mixon, Richey and Callahan. Invacare believes that the prices and terms charged are no less favorable than those which could be obtained from unrelated parties.

     As of February, 2000, certain executives were indebted to the Company based on loans approved by the Compensation Committee pursuant to its executive compensation philosophy and the Company's overall compensation program. The loans are for a term of four years and bear interest at the rate of 6% compounded annually. Loans have been made to Messrs. Mixon, Blouch, Richey, Miklich and Slangen, in the amounts of $320,000, $100,000, $125,000, $110,000 and $80,000, respectively. No loans were made in 1999.

                  PROPOSAL TO APPROVE AND ADOPT AN AMENDMENT TO
                 THE INVACARE CORPORATION 1994 PERFORMANCE PLAN

     As of March 15, 2000, options to purchase up to an aggregate of 3,207,385 of the Company's Common Shares (226,016 of which had been exercised as of that date) have been granted under the Company's 1994 Performance Plan (the "1994 Plan") out of the 3,500,000, adjusted for the 2-for-1 stock split effected in the form of a 100% share dividend in October 1995, that had been reserved for issuance. Hence, only 292,615 Common Shares remain available for future grants. The Compensation Committee of the Board of Directors, therefore, recommended to the Board of Directors that the Plan be amended to increase by Two Million (2,000,000) the maximum number of Common Shares available for distribution under the 1994 Plan in order to enable the Company to continue to provide an essential benefit to its key management personnel. Accordingly, the Board of Directors adopted, on February 3, 2000, subject to shareholder approval, an amendment to the 1994 Plan (the "Amendment") to amend the 1994 Plan as set forth above, and shareholders are being asked to approve the increase of 2,000,000 additional Common Shares to be available for future grants under the 1994 Plan.

     The Board of Directors believes that it is desirable to encourage key employees and non-employee Directors of the Company and its subsidiaries to acquire a proprietary interest in the company or to increase such proprietary interest as they may already hold, thereby increasing the incentive of key employees and non-employee Directors to promote the interest of the Company and its shareholders. For this reason, the Board of Directors adopted the Amendment to the 1994 Plan. In addition, with the Company's strategic growth plan and acquisition activity, it is imperative that the Company have available incentives to attract and retain key management talent. Accordingly, the Board of Directors and management believe the approval and adoption of the Amendment to the 1994 Plan is in the best interest of the Company and recommend that shareholders vote in favor of the proposal.

     The affirmative votes cast by the holders of a majority of the Common Shares and Class B Common Shares, voting as one class, present in person or by proxy at the meeting, is required for the approval and adoption of the Amendment to the 1994 Plan. Thus, shareholders who vote to abstain will in effect be voting against the proposal. Brokers who hold Common Shares as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the meeting, provided that this Proxy Statement is transmitted to the beneficial owners at least 15 days before the meeting. Broker non-votes, however, are not counted as present and entitled to vote for determining whether this proposal has been approved and have no effect on its outcome.

     The Board recommends a vote FOR the approval and adoption of the Amendment to the Invacare Corporation 1994 Performance Plan.

     The following is a summary of the material features of the 1994 Plan.

General

     The 1994 Plan provides for the issuance of stock options, stock appreciation rights, restricted stock, cash and/or other performance or stock-based awards. The 1994 Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors, a standing committee comprised entirely of non-employee Directors. Under the 1994 Plan, the Committee has broad discretion to fashion the terms of awards in order to provide the Company's employees with stock-based incentives that are appropriate under the circumstances. As approved by the Company's Board, all employees of Invacare and its subsidiaries, in addition to Invacare's Non-employee Directors, are eligible to be selected by the Committee for participation in the 1994 Plan. Prior to the Amendment, Invacare's non-employee Directors were not eligible to participate in the 1994 Plan.

     Common Shares Underlying Awards. Currently, the aggregate number of Common Shares that may be subject to awards, including stock options, granted under the 1994 Plan is 3,500,000 Common Shares, subject to certain adjustments. Upon the shareholders' approval of the Amendment to the 1994 Plan, 5,000,000 Common Shares may be subject to awards. Class B Common Shares are not issuable under the 1994 Plan. Common Shares issued under the Plan may be either newly-issued shares or treasury shares. The assumption of obligations in respect of awards granted by an organization acquired by the Company, or the grant of awards under the 1994 Plan in substitution for any such awards, will not reduce the number of Common Shares available in any fiscal year for the grant of awards under the 1994 Plan.

     Common Shares subject to an award that is forfeited, terminated or canceled without having been exercised (other than shares subject to a stock option that are canceled upon the exercise of a related stock appreciation right) will generally be available again for grant under the 1994 Plan, without reducing the number of Common Shares available in any fiscal year for grant of awards under the 1994 Plan.

     In the event of recapitalization, stock dividend, stock split, distribution to shareholders (other than cash dividends) or similar transaction, the Committee can adjust, in any manner that it deems equitable, the number and class of shares that may be issued under the 1994 Plan and the number and class of shares, and the exercise price, applicable to outstanding awards.

     Grant of Awards. Awards may be granted singly or in combination or tandem with other awards. Awards also may be granted in replacement of other awards granted by the Company. If a participant pays all or part of the exercise price or taxes associated with an award by the transfer of Common Shares or the surrender of all or part of an award (including the award being exercised), the Committee may, in its discretion, grant a new award to replace the award or Common Shares that were transferred or surrendered. The Company may also assume awards granted by an organization acquired by the Company or may grant awards in replacement of any such awards.

     New Benefits under the 1994 Plan. The benefits that will be received by participants under the Amendment to the 1994 Plan or that would have been received under the Amendment to the 1994 Plan if it had been in effect in 1997, are not currently determinable because awards under the 1994 Plan are made at the discretion of the Committee.

     Certain Limits on Grant of Stock Options or Stock Appreciation Rights. The 1994 Plan provides that the maximum aggregate number of Common Shares (i) for which stock options may be granted and (ii) with respect to which stock appreciation rights may be granted, to any particular participant during any calendar year during the term of the 1994 Plan is 400,000 Common Shares (giving effect to the stock split), subject to further adjustment in accordance with
Section 4(c) of the 1994 Plan.

     Payment of Exercise Price. The exercise price of a stock option (other than an incentive stock option), stock purchase right, and any other stock award for which the Committee has established an exercise price may be paid in cash, by the transfer of Common Shares, by the surrender of all or part of an award (including the award being exercised), or by a combination of these methods, as and to the extent permitted by the Committee. The exercise price of an incentive stock option may be paid in cash, by the transfer of Common Shares or by a combination of these methods, as and to the extent permitted by the Committee at the time of grant, but may not be paid by the surrender of an award. Prior to the payment of an award, Invacare may withhold, or require a participant to remit to the Company, an amount of cash sufficient to pay any federal, state, and local taxes associated with an award (other than an incentive stock option) by the transfer of Common Shares, by the surrender of all or part of an award (including the award being exercised), or by a combination of cash and/or one of these methods. The Committee may prescribe any other method of paying the exercise price that is determined to be consistent with applicable law and the purpose of the 1994 Plan.

     Termination of Awards. The Committee may cancel any awards if the participant, without the Company's prior written consent, (i) renders services for an organization, or engages in a business, that is (in the judgment of the Committee) in competition with the Company or (ii) discloses to anyone outside of Invacare, or uses for any purpose other than Invacare's business, any confidential information relating to the Company.

     Change in Control. In the event of a change in control of the Company, as defined in the 1994 Plan, unless the Board of Directors determines otherwise,
(i) all outstanding stock options and stock appreciation rights will become fully exercisable, (ii) all restrictions and conditions applicable to restricted stock and other awards exercisable for Common Shares will be deemed to have been satisfied and (iii) all cash awards shall be released and/or deemed to have been fully earned. Any other determination by the Board of Directors that is made after the occurrence of the change in control will not be effective unless a majority of the Directors then in office are "continuing directors" and the determination is approved by a majority of the "continuing directors." For this purpose, "continuing directors" are Directors who were in office prior to the change in control or were recommended or elected to succeed "continuing directors" by a majority of the "continuing directors" then in office.

     Federal Income Tax Consequences of Awards. The anticipated income tax treatment, under current provisions of the Code, of the grant and exercise of awards is as follows:

     Incentive Stock Options. In general, a participant will not recognize taxable income at the time an incentive stock option is granted or exercised provided the participant has served the Company at all times from the date of grant until the date three months before the date of exercise (one year in the case of permanent disability). However, the excess of the fair market value of the Common Shares acquired upon exercise of the incentive stock option over the exercise price is an item of tax preference for purposes of the alternative minimum tax. If an employee exercises an incentive stock option without satisfying the employment requirement, the income tax treatment will be the same as that for a non-qualified stock option, described below. Upon disposition of the Common Shares acquired upon exercise of an incentive stock option, capital gain or capital loss will be recognized in an amount equal to the difference between the sales price and the exercise price, provided that the participant has not disposed of the Common Shares within two years of the date of grant or within one year from the date of exercise (a "Disqualifying Disposition"). If the participant disposes of the shares in a Disqualifying Disposition, the participant will recognize ordinary income at the time of the Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the shares on the date the incentive stock option is exercised or the amount realized in the Disqualifying Disposition. Any remaining gain or loss is treated as a capital gain or capital loss.

     The Company is not entitled to a tax deduction either upon the exercise of an incentive stock option or upon the disposition of the Common Shares acquired thereby, except to the extent that the participant recognizes ordinary income in a Disqualifying Disposition and subject to the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code").

     Non-Qualified Stock Options. In general, a participant will not recognize taxable income at the time a stock option that does not qualify as an incentive stock option (a "Non-qualified Stock Option") is granted. An amount equal to the difference between the exercise price and the fair market value, on the date of exercise, of the Common Shares acquired upon exercise of the Non-qualified Stock Option will be included in the participant's ordinary income in the taxable year in which the Non-qualified Stock Option is exercised. Upon disposition of the Common Shares acquired upon exercise of the Non-qualified Stock Option, appreciation or depreciation from the tax basis of the shares acquired after the date of exercise will be treated as either capital gain or capital loss.

     Subject to the applicable provisions of the Code, the Company generally will be entitled to a tax deduction in the amount of the ordinary income realized by the participant in the year the Non-qualified Stock Option is exercised. Although the Committee has discretion to grant Non-qualified Stock Options with exercise prices above or below fair market value on the date of grant, it appears, based on proposed Internal Revenue Service regulations (the "Proposed IRS Regulations"), that the compensation realized by a Named Executive Officer upon exercise of a Non-qualified Stock Option granted by the Committee with an exercise price equal to or greater than the fair market value of the underlying shares on the date of grant will be deductible by the Company notwithstanding the deductibility limitations under Section 162(m) of the Code. Any amounts includable as ordinary income to a participant in respect of a Non-qualified Stock Option will be subject to applicable withholding for federal income and employment taxes.

     Stock Appreciation Rights. The grant of stock appreciation rights will have no immediate tax consequences to the Company or the participant receiving the grant. In general, the amount of compensation that will be realized by a participant upon exercise of a stock appreciation right is equal to the difference between the grant date valuation of the Common Shares underlying the Stock appreciation right and the fair market value of the stock or cash received on the date of exercise. Although the Committee has discretion to grant stock appreciation rights at prices above or below fair market value on the date of grant, it appears, based on the Proposed IRS Regulations, that the compensation realized by a Named Executive Officer upon exercise of a stock appreciation right that was granted by the Committee at or above fair market value of the underlying shares on the date of grant, will be deductible by the Company notwithstanding the deductibility limitations under Section 162(m) of the Code. The amount received by the participant upon the exercise of the stock appreciation rights will be included in the participant's ordinary income in the taxable year in which the stock appreciation rights are exercised. Subject to the applicable provisions of the Code, the Company generally will be entitled to a deduction in the same amount in that year.

     Restricted Stock. Unless a participant makes an election under Section 83(b) of the Code, the participant will recognize no income, and the Company will be entitled to no deduction at the time restricted stock is awarded to the participant. When the restrictions on restricted stock lapse or are otherwise removed, the participant will recognize compensation income equal to the excess of the fair market value of the restricted stock on the date the restrictions lapse or are otherwise removed over the amount, if any, paid by the participant for the restricted stock, and generally, the Company will be entitled to a deduction in the same amount subject to the applicable provisions of the Code, including the limitations under Section 162(m) of the Code. Dividends paid on restricted stock during any restriction period will, unless the participant has made an election under Section 83(b) of the Code, constitute compensation income to the participant receiving the dividends, and the Company generally will be entitled to a deduction in the same amount. Upon disposition of Common Shares after the restrictions lapse or are otherwise removed, any gain or loss realized by a participant will be treated as short-term or long-term capital gain or loss depending upon the period of time between the disposition and the earlier lapse or removal of the restrictions on those Common Shares.

     If a participant files an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the grant of restricted stock, the participant will, on the date of the grant, recognize compensation income equal to the excess of the fair market value of the Common Shares on the date of the grant over the price paid for those Common Shares, and the Company generally will be entitled to a deduction in the same amount, subject to the applicable provisions of the Code. Dividends paid on the stock thereafter will be treated as dividends for tax purposes, includable in the gross income of the participant and not deductible by the Company. Any gain or loss recognized by the participant on a disposition of restricted stock which was the subject of a
Section 83(b) election will be capital gain or loss. If the disposition is a forfeiture by the participant or redemption by the Company at the initial price of the restricted stock, the disposition may constitute a "forfeiture" within the meaning of Section 83(b), in which event the participant would not be entitled to deduct any loss which otherwise would have been allowable. The potential for a nondeductible forfeiture loss on the forfeiture of restricted property is a risk that a participant assumes by making a Section 83(b) election.

     Stock Equivalent Units. The grant of stock equivalent units will not have any immediate tax consequences to the participant receiving the stock equivalent units or to the Company. In general, at the time the Company pays any amount to the participant with respect to the stock equivalent units, the participant will recognize compensation income equal to the amount of that payment, and the Company will be entitled to a deduction in that amount, subject to the other applicable provisions of the Code, including the limitations under Section 162(m).

     The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of awards under the 1994 Plan or the Company or to describe tax consequences based on particular circumstances. It is based on United States federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time. The discussion does not address state or local income tax consequences for taxpayers who are not subject to taxation in the United States.

     Amendment, Effective Date, and Termination of the 1994 Plan. The Board of Directors may amend, suspend, or terminate the 1994 Plan at any time. Shareholder approval for any such amendment is required if the amendment results in:

     1. an increase, subject to certain exceptions, in the maximum number of Common Shares that may be subject to awards granted under the 1994 Plan;

     2. a change that would cause any incentive stock option granted under the 1994 Plan not to qualify as an incentive stock option under the Internal Revenue Code of 1986, as amended (the "Code"); or

     3. any change that would eliminate the exemption from the "short-swing profits" rules currently available to the 1994 Plan and to awards granted under the 1994 Plan.

                              INDEPENDENT AUDITORS

     The Board of Directors of the Company has selected the firm of Ernst & Young L.L.P., independent public accountants, to examine and audit the annual financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2000. Representatives of Ernst & Young L.L.P. are expected to be present at the Annual Meeting and they will have an opportunity to make a statement should they so desire. In addition, they will also be available to respond to appropriate questions from shareholders.

                                  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters in the absence of instructions to the contrary. Any shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with its Annual Meeting of Shareholders to be held in 2001 must do so no later than December 1, 2000. To be eligible for inclusion in the 2001 Proxy material of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act.

     The Company may use its discretion in voting Proxies with respect to Shareholder proposals not included in the Proxy Statement for the Annual Meeting of Shareholders to be held in 2001, unless the Company receives notice of such proposals prior to February 14, 2001.

     Upon the receipt of a written request from any shareholder, the Company will mail, at no charge to the shareholder, a copy of the Company's 1999 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company's most recent fiscal year. Written requests for such Report should be directed to:

                  Shareholder Relations Department
                  Invacare Corporation
                  One Invacare Way, P.O. Box 4028
                  Elyria, Ohio 44036-2125












You are urged to sign and return your Proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

                        By order of the Board of Directors



                       /S/ Thomas R. Miklich
                       ---------------------------
                       Thomas R. Miklich,
                       Secretary

                              INVACARE CORPORATION
                PROXY FOR COMMON SHARES AND CLASS B COMMON SHARES

                 Annual Meeting of Sareholders --- May 24, 2000
           This Proxy is solicited on behalf of the Board of Directors

     The undersigned hereby (i) appoints A. MALACHI MIXON, III, WHITNEY EVANS and JOSEPH B. RICHEY, II, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all the Common Shares and Class B Common Shares of INVACARE CORPORATION, which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Lorain County Community College, Spitzer Conference Center, 1005 North Abbe Road, Elyria, Ohio on Wednesday, May 24, 2000 at 10:00 A.M. (EDT) and at any adjournments thereof, hereby revoking any and all Proxies heretofore given, and
(ii) authorizes and directs said Proxy holders to vote all the Common Shares and Class B Common Shares of the Company represented by this Proxy as follows, with the understanding that if no directions are given below, said shares will be voted "FOR" the election of the four Directors nominated by the Board of Directors and "FOR" the proposal to approve and adopt the amendment to the Invacare Corporation 1994 Performance Plan.

(1) ELECTION OF DIRECTORS.

(  )  FOR all nominees listed (except as    (  )  WITHHOLD AUTHORITY to vote for
      marked to the contrary below)               all nominees listed

      James C. Boland, Whitney Evans, E.P. Nalley, and William M. Weber

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)
________________________________________________________________________________

(2) PROPOSAL to approve and adopt an amendment to the Invacare Corporation 1994 Performance Plan to increase the number of Common Shares reserved for issuance thereunder from 3,500,000 to 5,500,000.

(  )FOR the Proposal   (  )AGAINST the Proposal   (  )ABSTAIN from the Proposal


                                      (Continued and to be signed on other side)





                      (Proxy --- continued from other side)



(3) In their discretion to act on any other matters which may properly come before the Annual Meeting.




                                        Dated____________________________ , 2000


                                          ______________________________________

                    Your signature to the Proxy form should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.

       Please date, sign and return promptly in the accompanying envelope.